UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2025

FTAI INFRASTRUCTURE INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41370	87-4407005
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, 45th Floor New York, New York	10105
(Address of principal executive offices)	(Zip Code)

(212) 798-6100
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FIP	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 25, 2025 (the “Closing Date”), FIP RR Holdings LLC (“RR Holdings”), a subsidiary of FTAI Infrastructure Inc. (the “Company”), closed the previously announced transactions contemplated by the stock purchase agreement, dated as of August 6, 2025 (the “Agreement”), between RR Holdings (as successor-in-interest to Percy Acquisition LLC (“Percy”)) and WLE Management Partners, L.P. (“Seller”), pursuant to which RR Holdings purchased all of the issued and outstanding capital stock of The Wheeling Corporation (“Wheeling”) from Seller (the “Acquisition”). Prior to the closing of the Acquisition, Percy assigned its rights and obligations under the Agreement to RR Holdings, a wholly-owned subsidiary of Percy. The aggregate cash consideration paid in exchange for all of the issued and outstanding capital stock of Wheeling at closing was approximately $1.05 billion, subject to customary adjustments. A portion of the cash consideration was placed into escrow to secure any post-closing purchase price adjustment payment obligations under the Agreement.

Voting Trust Agreement

In addition, on the Closing Date, RR Holdings entered into a voting trust agreement (the “Voting Trust Agreement”) with John Giles (the “Voting Trust Trustee”). All of the capital stock of Wheeling was transferred into a voting trust (the “Voting Trust”) governed by the Voting Trust Agreement pursuant to the rules established by the U.S. Surface Transportation Board (the “STB”). The capital stock of Wheeling held in the Voting Trust will be released to RR Holdings upon approval of the Acquisition by the STB. The Voting Trust is irrevocable and will terminate (1) upon STB approval of RR Holdings’ control authority over Wheeling & Lake Erie Railway Company (“WLE”) and Akron Barberton Cluster Railway Company (“AB”), both wholly-owned subsidiaries of Wheeling, or (2) automatically on December 31, 2027, unless extended pursuant to the terms of the Voting Trust Agreement. If the STB denies RR Holdings’ control authority over WLE and AB, then RR Holdings will have two years, subject to certain extensions, following such denial to sell the capital stock of Wheeling.

Pursuant to the Voting Trust Agreement, the Voting Trust Trustee, among other things: (1) will exercise any and all voting rights regarding the capital stock of Wheeling; (2) will vote in favor of any proposal or necessary action in order to effect the Acquisition; (3) will vote all capital stock with respect to all matters, including the election or removal of officers or managers, as voted on by the owners of Wheeling, in the Voting Trust Trustee’s sole discretion, having due regard of the interests of RR Holdings; (4) will maintain complete independence from RR Holdings and its affiliates throughout the term of the Voting Trust, including by not having any business arrangements with, or owning any stock or securities of, RR Holdings or its affiliates; (5) will not participate or interfere with the day-to-day management of Wheeling, WLE or AB; (6) will not approve any merger or asset disposition of Wheeling without the prior written consent of RR Holdings; and (7) will not pledge the capital stock of Wheeling or any of the major assets of Wheeling, WLE or AB without the prior written consent of RR Holdings. Furthermore, RR Holdings may, with prior written approval of the STB, instruct the Voting Trust Trustee in writing to vote in a certain manner, in which case the Voting Trust Trustee must vote in accordance with such written instructions.

Prior to the termination of the Voting Trust, the Voting Trust Trustee, upon receipt of cash distributions from Wheeling, will pay the same to RR Holdings. RR Holdings will indemnify and hold the Voting Trust Trustee harmless from any losses, liabilities, or expenses arising out of the administration of the Voting Trust (including legal fees and the costs of litigation or regulatory proceedings), except where such losses are due to the Voting Trust Trustee’s gross negligence or willful misconduct.

The foregoing description of the Voting Trust Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Voting Trust Agreement, a copy of which is filed as Exhibit 9.1 hereto.

Bridge Loan Credit Agreement

On the Closing Date, in connection with the Acquisition, the Company entered into a credit agreement (the “Bridge Loan Credit Agreement”) with BARCLAYS, as administrative agent (the “Administrative Agent”) and the lenders party thereto. The Bridge Loan Credit Agreement provides for a 364-day, $1.25 billion secured bridge loan facility (the “Bridge Loan”). The Bridge Loan will mature on August 24, 2026.

Interest under the Bridge Loan will accrue at the Adjusted Secured Overnight Financing Rate, plus a margin of 4.00% per annum.

The Bridge Loan Credit Agreement requires that the Bridge Loans be repaid with the proceeds of certain asset sales, casualty condemnations and recovery events, subject to customary reinvestment rights, and issuances of certain equity and debt securities and borrowing of debt.

The Bridge Loan Credit Agreement contains customary representations and warranties, affirmative covenants, and negative covenants.  The negative covenants limit the Company and its subsidiaries’ ability to, among other things, (i) create liens on the Company’s or such subsidiaries’ assets, (ii) incur indebtedness, (iii) engage in fundamental changes, (iv) make restricted payments (including investments), (v) engage in certain transactions with affiliates and (vi) enter into agreements restricting the ability of the Company’s subsidiaries to make distributions to the Company.

The Bridge Loan Credit Agreement also contains customary events of default.  The occurrence of an event of default could result in the acceleration of all outstanding amounts under the Bridge Loan.

On the Closing Date, the Company and the Administrative Agent entered into a security agreement, pursuant to which the Company granted a first-priority security interest in substantially all of its assets, subject to customary exceptions and exclusions.

The foregoing description of the Bridge Loan Credit Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Bridge Loan Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto.

RR Holdings Series A Preferred Stock and Warrants

On the Closing Date, in connection with the Acquisition, FIP RR Holdings LLC (“RR Holdings”), a Delaware limited liability company and an indirect subsidiary of the Company, issued (i) 1,000,000 newly-created Series A Preferred Units (the “Series A Preferred Units”) and (ii) warrants (the “Warrants”) representing the right to purchase, on the terms and subject to the conditions set forth in the Warrants, 172,500 common units of RR Holdings at an exercise price of $857.748 per unit (as adjusted in accordance with the Warrant Agreement (as defined below)), for an aggregate purchase price of $1,000,000,000. The Warrants provide the holders the right to purchase up to 20% of the common units of RR Holdings. The Series A Preferred Units and the Warrants were issued pursuant to a subscription agreement, dated as of August 25, 2025, between RR Holdings and funds managed by Ares Management.

Amended and Restated Limited Liability Company Agreement

In connection with the issuance and sale of the Series A Preferred Units and Warrants, RR Holdings, the Company (solely with respect to Section 2.3(c) and Section 12.21 thereto) and the other parties thereto executed the Amended and Restated Limited Liability Company of RR Holdings, dated as of August 25, 2025 (the “LLC Agreement”), for the purpose of, among other things, establishing the preferences, rights and other terms governing the Series A Preferred Units. The LLC Agreement has the following terms with respect to the Series A Preferred Units:

Distributions on the Series A Preferred Units are payable at a rate equal to (i) 10.0% per annum from the Closing Date until the third anniversary from the Closing Date, (ii) 12.0% per annum from the first day following the third anniversary of the Closing Date until the sixth anniversary of the date issuance, and (iii) 14.0% per annum from the first day following the sixth anniversary of the Closing Date and thereafter, in each case, subject to increases in accordance with the terms of the Series A Preferred Units. Specifically, the rate will be (i) increased by 2.0% per annum for any periods following the fifth anniversary of the Closing Date where the distribution is not paid in cash and (ii) increased by 2.0% per annum upon an Event of Noncompliance (as defined in the LLC Agreement and described below).

Prior to the fifth anniversary of the Closing Date of the Series A Preferred Units, such distributions will automatically accrue and accumulate on each Series A Preferred Unit, whether or not declared and paid, or they may be paid in cash at the discretion of RR Holdings. After the fifth anniversary of the Closing Date of the Series A Preferred Units, RR Holdings is required to pay such distributions in cash. From the Closing Date until the fifth anniversary of the Closing Date, RR Holdings may make cash distributions on its common units, including distributions that would provide the Company cash to pay its interest payments on its debt, on the terms and limitations set forth in the LLC Agreement.

The Series A Preferred Units are mandatorily redeemable upon the occurrence of certain events pursuant to the LLC Agreement, including, but not limited to, a change of control (each a “Mandatory Redemption Event”). Upon the occurrence of a Mandatory Redemption Event, to the extent not prohibited by law, RR Holdings will be required to redeem all Series A Preferred Units, Warrants and/or the common units that have been issued upon exercise of the Warrants (the “Warrant Units”) in cash at a redemption price determined in accordance with the LLC Agreement.

At any time and from time to time after the Closing Date of the Series A Preferred Units, to the extent not prohibited by law, RR Holdings may redeem all, or a portion, of the Series A Preferred Units in cash at a redemption price determined in accordance with the LLC Agreement. If RR Holdings elects to redeem any of the Series A Preferred Units, it will be required to repurchase the corresponding Warrants and/or Warrant Units in cash at a repurchase price determined in accordance with the LLC Agreement.

Upon an asset sale, RR Holdings is required to offer to repurchase all of the Series A Preferred Units, Warrants and/or Warrant Units using the net proceeds from such asset sale, or, if the net proceeds are not sufficient to pay the price for all of the Series A Preferred Units, Warrants and/or Warrant Units, only such number of Series A Preferred Units, Warrants and/or Warrants Units that can be repurchased with such net proceeds.

From and after the seventh anniversary of the Closing Date of the Series A Preferred Units, to the extent not prohibited by law, holders of a majority of the Series A Preferred Units may request (the “Redemption Demand”) that RR Holdings redeem all (but not less than all) of the Series A Preferred Units in cash at a redemption price determined in accordance with the LLC Agreement. To the extent the holders of the Series A Preferred Units exercise their rights in accordance with the preceding sentence, RR Holdings will be required to repurchase the corresponding Warrants and/or Warrant Units in cash at a repurchase price determined in accordance with the LLC Agreement. In the event the Company fails to redeem all of the Series A Preferred Units within 120 days after receiving the Redemption Demand, the holders of the Series A Preferred Units may force the Company to effect a sale of the company or another transaction constituting a change of control that results in the full redemption of the Series A Preferred Units.

Upon an Event of Noncompliance, which include, but are not limited to, RR Holding’s (i) failure to redeem the Series A Preferred Units, Warrants and/or Warrant Units upon a mandatory redemption event, (ii) failure to pay cash dividends for 12 monthly dividend periods (whether or not consecutive) following the fifth anniversary of the Closing Date, (iii) failure to offer to repurchase the Series A Preferred Units, Warrants and/or Warrant Units upon an asset sale, (iv) failure to redeem all of the Series A Preferred Units prior to the August 25, 2034 and (v) failure to comply with certain of the covenants set forth in the LLC Agreement, (i) the size of the board of managers of RR Holdings (the “Board”) will automatically increase by a number sufficient to constitute a majority of the Board, (ii) the holders of a majority of the Series A Preferred Units will have the right to designate and elect a majority of the members of the Board, and (iii) other than with respect to the election of managers, the Series A Preferred Units will vote with the common unit as a single class (with the number of votes per unit determined in accordance with the LLC Agreement).

The LLC Agreement contains negative covenants limiting certain activities of RR Holdings and its subsidiaries. These covenants, among other things, limit RR Holdings and its subsidiaries’ ability to (i) incur indebtedness, (ii) issue any new equity securities of RR Holdings, (iii) issue equity interests of any subsidiary of RR Holdings, (iv) amend or repeal the LLC Agreement in a manner that is adverse to the holders of the Series A Preferred Units, (v) pay dividends or make other distributions, (vi) create liens, (vii) incur distribution or other payment restrictions affecting the Series A Preferred Units, (viii) transfer or sell assets, including capital stock of subsidiaries, (ix) enter into transactions with affiliates, (x) engage in certain prohibited business activities, and (xi) engage in certain intercompany transactions, in each case, subject to certain exceptions.

The foregoing description of the LLC Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the LLC Agreement, a copy of which is filed as Exhibit 10.2 hereto.

Warrant Agreement

In connection with the Acquisition, RR Holdings entered into the Warrant Agreement dated August 25, 2025, with the Company (solely with respect to Section 7 and Section 14 thereto) and the holders party thereto, pursuant to which it issued the Warrants entitling the holders thereof to purchase 172,500 common units of RR Holdings, which will be exercisable beginning the earlier of (i) the fifth anniversary of the their initial issuance and (ii) the date on which all obligations under the Permanent Debt Financing (as defined in the Warrant Agreement) have been repaid in full and ending at 5:00 p.m., New York City time, on August 25, 2035. The number of common units purchasable pursuant to the Warrants may be adjusted from time to time to account for equity splits, contributions, dividends, below-market insurances of common equity and similar items. Following the sixth anniversary of the initial Closing Date of the Warrants, holders are entitled to require RR Holdings to exchange any or all of its Warrants for either (i) cash equal to the fair market value of the warrants on the last business day prior to the exchange or (ii) the number of shares of common stock, par value $0.01 per share, of the Company with an aggregate current market price on the last trading day prior to the exchange equal to the fair market value of the Warrants on such date.

The foregoing description of the Warrant Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Warrant Agreement, a copy of which is filed as Exhibit 10.3 hereto.

Item 1.02	Termination of a Material Definitive Agreement.

Redemption of the 10.500% Senior Secured Notes due 2027

In connection with the Acquisition, on August 15, 2025, using net proceeds from the Bridge Loans, the Company deposited with U.S. Bank Trust Company, National Association, as trustee (the “Notes Trustee”), under the indenture (the “Indenture”) governing the Company’s 10.500% Senior Secured Notes due 2027 (the “Notes”), approximately $646.4 million in trust and irrevocably instructed the Notes Trustee to apply such funds to redeem, on August 26, 2025 (the “Notes Redemption Date”), all outstanding $600,000,000 aggregate principal amount of the Notes at a redemption price equal to 105.250% of the principal amount of the Notes, plus accrued and unpaid interest on the Notes, if any, from June 1, 2025 (the last interest payment date prior to the Notes Redemption Date) to, but excluding, the Notes Redemption Date. Upon deposit of such redemption amount, the Indenture was satisfied and discharged in accordance with its terms. As a result of the satisfaction and discharge of the Indenture, the Company and each of the guarantors party thereto were released from their respective obligations under the Indenture, except with respect to those obligations of the Indenture that, by their terms, surviving such satisfaction and discharge, and all liens securing the collateral were released.

The information contained in this Current Report on Form 8-K does not constitute a notice redemption of the Notes. Holders of the Notes should refer to the notice of redemption delivered to the registered holders of the Notes by the Trustee on August 15, 2025.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On the Closing Date, the Company completed the Acquisition whereby RR Holdings has acquired all of the issued and outstanding capital stock of Wheeling.

The material terms of the Agreement were previously reported in Item 1.01 of the Current Report on Form 8-K filed on August 6, 2025 (the “August Form 8-K”) with the Securities and Exchange Commission (the “SEC”). The foregoing description of the Agreement and the Acquisition contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, a copy of which was filed with the SEC as Exhibit 10.1 to the August Form 8-K, and is incorporated into this Item 2.01 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Bridge Loan Credit Agreement included under Item 1.01 of this Current Report on Form 8-K, and the complete terms and conditions thereof attached hereto as Exhibit 10.1, is incorporated into this Item 2.03 by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The description of the Series A Preferred Units and Warrants included under Item 1.01 of this Current Report on Form 8-K, and the complete terms and conditions thereof attached hereto as Exhibit 10.2, respectively, are incorporated into this Item 3.02 by reference. The offering and sale of the Series A Preferred Units and Warrants is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws.

Item 3.03	Material Modification to Rights of Security Holders.

The description of the Series A Preferred Units and Warrants included under Item 1.01 of this Current Report on Form 8-K are incorporated into this Item 3.03 by reference.

Item 8.01	Other Events.

Redemption of the Company Series A Preferred Stock

In connection with the Acquisition, on the Closing Date (the “Preferred Redemption Date”), the Company redeemed all of its outstanding 300,000 shares of Series A Senior Preferred Stock, par value $0.01 per share (the “Company Series A Preferred Stock”), at a redemption price per share equal to the greater of (A) the Liquidation Value (as defined in the Certificate of Designations (as defined herein)) of such share of Company Series A Preferred Stock and (B) the Base Preferred Return Amount (as defined in the Certificate of Designations) with respect thereto, in each case, calculated as of the Preferred Redemption Date, pursuant to the Certificate of Designations governing the Company Series A Preferred Stock (the “Certificate of Designations”). On the Preferred Redemption Date, the Company paid the holders of the Company Series A Preferred Stock approximately $1,490 per share, for an aggregate payment of approximately $447.1 million in cash using a portion of the net proceeds from the Bridge Loans. Following the redemption, all designations, rights, preferences, powers, qualifications, restrictions and imitations of the Company Series A Preferred Stock terminated and no shares of Company Series A Preferred Stock remain outstanding.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment to this Current Report on Form 8-K no later than 71 days following the date on which this Current Report on Form 8-K was required to be filed pursuant to Item 2.01.

(b) Pro Forma Financial Information

The financial statements required by Item 9.01(b) of Form 8-K will be filed by amendment to this Current Report on Form 8-K no later than 71 days following the date on which this Current Report on Form 8-K was required to be filed pursuant to Item 2.01.

(d)	Exhibits.

Exhibit No.	Description
2.1	Stock Purchase Agreement, dated as of August 6, 2025, between Percy Acquisition LLC and WLE Management Partners, L.P. (incorporated by reference to Exhibit 10.1 to FTAI Infrastructure Inc.’s Current Report on Form 8-K, filed August 6, 2025).
9.1	Voting Trust Agreement, dated as of August 25, 2025, by and among FIP RR Holdings LLC and John Giles.
10.1*
Credit Agreement, dated as of August 25, 2025, among FTAI Infrastructure Inc., the guarantors from time to time party thereto, the Lenders from time to time party thereto and BARCLAYS, as administrative agent.

10.2*
Amended and Restated Limited Liability Company Agreement of FIP RR Holdings LLC, dated as of August 25, 2025, by and among FIP RR Holdings LLC, FTAI Infrastructure Inc. (solely with respect to Section 2.3(c) and Section 12.21) and the other parties thereto.

10.3*	Warrant Agreement, dated as of August 25, 2025, by and among FIP RR Holdings LLC, FTAI Infrastructure Inc. (solely with respect to Section 7 and Section 14) and the holders party thereto.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the iXBRL document).
* The registrant has omitted certain schedules and exhibits pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 25, 2025	FTAI Infrastructure Inc.

	By:	/s/ Kenneth J. Nicholson
Kenneth J. Nicholson
Chief Executive Officer